LFC JOINT VENTURE FORMATION AGREEMENT


This LFC JOINT VENTURE FORMATION AGREEMENT (this "Agreement") is entered into as of the 14th day of January, 1999, by and between MLFC Corporation, a California corporation ("MLFC"), and SGI INTERNATIONAL, a Utah corporation ("SGI").

RECITALS

A. Mitsubishi Corporation and SGI have entered into that certain Letter of intent dated as of August 6, 1998 (the "Letter of Intent") which sets forth the preliminary terms and provisions of the subject matter of this Agreement.

B. Pursuant to the terms and provisions of the Letter of Intent, MLFC and SGI desire to enter into this Agreement to provide for the formation a Delaware limited liability company under the name "LFC Technologies, LLC" (the "Company"), the provision of certain services by SGI for the Company and the license of certain patents and other intellectual property rights pertaining to the process of extracting liquids from coal, all under and pursuant to the terms of this Agreement and the other documents referred to herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. LLC Operating Agreement. MLFC and SGI shall form a Delaware limited liability company under the name "LFC Technologies, LLC" pursuant to that certain Operating Agreement dated as of the date hereof by and between MLFC and SGI attached hereto as Exhibit "A" (the "Operating Agreement") for the purposes described in the Operating Agreement. MLFC and SGI shall be authorized to conduct business thereunder pursuant to the Articles of Formation for the Company attached hereto as Exhibit "B".

2. Services Agreement. The Company shall retain SGI to provide certain professional services described in that certain Services Agreement dated as of the date hereof by and between SGI and the Company attached hereto as Exhibit "C" (the "Services Agreement").

3. License Agreement. SGI shall grant to the Company a nonexclusive, non-transferable right and license to and under certain intellectual property rights pursuant to that certain License Agreement dated as of the date hereof by and between SGI and the Company attached hereto as Exhibit "D" (the "License Agreement").

4. Research and Development. SGI and MLFC shall conduct research and development in connection with (i) the commercially viable technology for the LFC Process (as such term is defined in the License Agreement), including, without limitation, simplification of the deactivation and stabilization processes contained therein, (ii) Mitsubishi Heavy Industries, Ltd.'s circular grate, and (iii) the upgrading of CDL (as such term is defined in the License Agreement) (collectively, the "Development"). Each party shall document the Development in accordance with professional standards existing in the industry and shall provide to the other party in writing technical information and other information reasonably requested by the other party in connection with the Development. The parties' efforts with respect to the Development shall be coordinated by the Company. In addition, each party shall periodically report to the other party concerning the progress of the Development. Each party shall conduct its Development with materials which are available in the industry at a reasonable cost.

(a) Confidential Information. SGI and MLFC agree that all information and materials disclosed or to be disclosed by the company providing such information or materials (the "Disclosing Party") to the receiving company or any of its affiliates (collectively, the "Receiving Party") in connection with the Development, including, without limitation, the Disclosing Party's proprietary rights, production process, equipment, business operations and business strategies (hereinafter referred to as "Confidential Information"), shall be held in trust and kept confidential by the Receiving Party for the Disclosing Party, and shall not be used otherwise than in connection with the performance of the Receiving Party's Development under, and in compliance with, this Agreement or as otherwise expressly permitted by the Disclosing Party in writing; provided, however, that the Receiving Party's obligations under this
Section 4 shall not apply to any such information or materials to the extent:

(i) it can be established and documented that such information or material was rightfully in the possession of, or rightfully known by, the Receiving Party at the time of execution of this Agreement;

(ii) such information or material is obtainable by the Receiving Party from other sources having the legal right to disclose the same;

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(iii) such information or material is generally available to the public without a breach of this Agreement;

(iv) such duty as to confidentiality and non-use is waived by the Disclosing Party in writing; or

(v) as may be required by court order or any governmental agency; provided that the Receiving Party shall notify the Disclosing Party of any such court order or governmental agency requirement promptly after receipt and shall cooperate with the Disclosing Party in seeking a protective order or other remedy to protect the confidential nature of the Confidential Information sought in such order or requirement.

(b) Safeguard re Disclosure. The Receiving Party hereby agrees to safeguard at all times the Disclosing Party's Confidential Information, and to prevent the unauthorized disclosure, use, reproduction or other dissemination of any such Confidential Information to any person, firm or corporation except with the express prior written consent of the Disclosing Party.

(c) Non-Disclosure. The Receiving Party hereby agrees not to disclose the Disclosing Party's Confidential Information to any person excepting only those employees, agents, consultants or representatives of the Receiving Party or its affiliates to whom such disclosure is necessary for the effective performance of their duties and responsibilities in connection with the Receiving Party's Development, and, in each case, only to the extent required for the effective performance of such duties and responsibilities. Mitsubishi Corporation, a Japanese corporation, and Mitsubishi Heavy Industries, Ltd., a Japanese corporation, shall be deemed an affiliate of MLFC for purposes of this Section.

(d) Duties Upon Termination. Upon the termination of this Agreement for any reason, each party shall promptly return to the other party or destroy all documents and other materials, including any reproductions thereof, which in any way relate to or constitute the Confidential Information. Notwithstanding the foregoing, the Receiving Party's obligations under paragraphs (a), (b), (c),
(d), (e), (f) and (g) of this Section 4 shall expressly survive the termination of this Agreement.

(e) Employee Confidentiality. The Receiving Party shall be responsible for ensuring that each officer, director, employee, agent, consultant or representative of the Receiving Party or any of its affiliates involved in the Development shall not (other than pursuant to the terms and conditions of this Agreement), directly or indirectly, during his employment with such party or thereafter, (i) disclose or reveal any Confidential Information to any firm, person or entity, except to the extent necessary in the performance of his duties; (ii) use the Confidential Information for any purpose other than in connection with the Development; or (iii) disclose to any person or entity the terms, conditions or other facts with respect to this Agreement.

(f) Indemnification. Each of SGI and MLFC (each, an "Indemnifying Party") shall indemnify and hold the other party (the "Indemnified Party") harmless from and against any and all loss, damage, deficiency, cost, expense, liability or judgment incurred or suffered by the Indemnified Party, including without limitation attorneys' fees, from or arising out of any claim made against the Indemnified Party in connection with the Indemnifying Party's improper use of the Confidential Information, including, without limitation, patent, copyright and trademark infringement and trade secret misappropriation.

(g) Remedies. Any breach, violation or evasion by the Receiving Party of the terms of this Section 4 will result in immediate and irreparable injury and harm to the Disclosing Party in amounts difficult to ascertain. Accordingly, the Disclosing Party shall be entitled to the remedies of injunction and specific performance or either of such remedies as well as to all other legal or equitable remedies to which the Disclosing Party may be entitled.

5. Marketing

(a) International Marketing. Subject to the terms and conditions contained herein and at the sole discretion of MLFC, MLFC shall market the LFC Process and Products (as such terms are defined in the License Agreement) to third parties throughout the world outside of the United States. MLFC shall pay for costs and SGI shall provide reasonable and prompt assistance in such marketing as requested by MLFC. The marketing activities contemplated herein shall include without limitation coordinated visits and presentations of the LFC Process to potential licensees, press releases, and advertising.

(b) Domestic Marketing. Subject to the terms and conditions contained herein, SGI shall market the LFC Process and Products (as such terms are defined in the License Agreement) to third parties throughout the United States. SGI shall pay for costs and MLFC shall provide reasonable and prompt assistance in such marketing as requested by SGI. The marketing activities contemplated herein shall include without limitation coordinated visits and presentations of the LFC Process to potential licensees, press releases, and advertising.

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(c) Commercially Reasonable Efforts. Each party shall at all times use commercially reasonable efforts and diligence to develop the market for, and to promote the sale and license of, the LFC Process and Products, and shall promptly respond to any and all requests for assistance or materials, at the requesting party's expense. Without limiting the generality of the foregoing, during each year of the term of this Agreement, MLFC and SGI shall meet for the purpose of jointly establishing reasonable performance goals for the sale and license of LFC Process and Products to be achieved during the ensuing year of the term of this Agreement. The parties shall use commercially reasonable efforts to achieve these performance goals for each year of the term of this Agreement.

(d) Quarterly Reports. On or before the fifth (5th) day of each calendar quarter during the term of this Agreement, each party shall deliver to the other party a quarterly report, in sufficient detail and in such format as may be reasonably requested by the other party, which report shall include information with regard to the immediately preceding quarter's sales and licenses of the LFC Process and Products, program objectives and goals, status of current accounts, and other activities and programs conducted by such party in accordance with its obligations herein. Each party also shall participate in good faith in meetings requested by either party to discuss goals and objectives with regard to the marketing, sale, Development and license of the LFC Process and Products and the parties' performance under this Agreement.

6. Payment of Costs and Expenses. MLFC shall pay all commercially reasonable out of pocket costs and expenses incurred by either MLFC or SGI in connection with such party's efforts to fulfill its obligations under Sections 4 or 5 of this Agreement; provided that (a) prior to incurring any such costs and expenses in excess of those agreed upon pursuant to the Services Agreement, SGI shall so advise MLFC and shall obtain MLFC's consent to such costs and expenses,
(b) the costs and expenses payable by MLFC hereunder shall not include any overhead, personnel or other internal costs and expenses incurred by SGI and (c) each party shall pay its own respective costs and expenses incurred in discharging its obligations of confidentiality and non-use pursuant to Section
4. In the event that MLFC in its sole discretion determines that any costs or expenses incurred by SGI under Sections 4 or 5 are not commercially reasonable, MLFC shall deliver notice to SGI setting forth its reasons for disputing the commercial reasonableness of such costs or expenses (in each case, a "Disputed Amount") and the parties shall negotiate in good faith an allocation of the Disputed Amount between the parties which is fair and equitable to both parties.

7. Assistance Fee. With respect to all LFC projects in which MLFC supplies equipment, material, labor, engineering work or other goods and services for LFC modules, MLFC shall, as part of the formation of the Company, negotiate to pay an assistance fee equal to an amount negotiated between the parties at such time, but which shall be reasonable under the existing circumstances.

8. Transportation Expenses. In the event that MLFC requires that any employees or agents of SGI travel in connection with their performance under this Agreement or the agreements referred to herein, MLFC shall provide such employees or agents with coach travel and accommodations and reimburse SGI for reasonable related expenses.

9. Term and Termination.

(a) Term. Subject to earlier termination pursuant to this Section 9, this Agreement shall continue in effect until expiration or termination of the Operating Agreement, the License Agreement or the Services Agreement. The parties expressly acknowledge and agree that upon termination of any of the Operating Agreement, the Services Agreement or the License Agreement (collectively, the "JV Documents"), the other JV Documents shall terminate concurrently.

(b) Termination. This Agreement may be terminated by either party upon the failure by the other party to cure, for a period of at least thirty (30) days after notice, any material breach by such other party of any of its material obligations under this Agreement or any of the JV Documents.

(c) Consequences of Termination. If this Agreement or any of the JV Documents is terminated for any material breach by either party of any of its material obligations hereunder or thereunder, such breaching party (the "Reimbursing Party") shall promptly reimburse the other party (the "Terminating Party") all out of pocket expenses incurred by the Terminating Party as a result of such breach after the date upon which such breach occurs. Notwithstanding any termination of this Agreement, the obligations of each party under paragraphs
(a), (b), (c), (d), (e), (f) and (g) of Section 4 shall survive and continue in effect.

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10. Miscellaneous.

(a) Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered by hand or by courier service, or sent by facsimile transmission or on the third day after mailing if mailed by certified mail, postage prepaid, return-receipt requested, as follows:

If to SGI to:

SGI International
1200 Prospect Suite 325
La Jolla, CA 92037
Facsimile: (619) 551-0247
Attention: Joseph A. Savoca

If to MLFC to:

520 Madison Avenue
New York, NY 10022
Attention: Kazushi Okawa

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
555 South Flower Street, 23rd Floor
Los Angeles, CA 90071-2371
Facsimile: (213) 627-0705
Attention: Michael K. Lindsey, Esq.

or to such other address as any party shall have designated by notice in writing to the other parties.

(b) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not be affected thereby, and the parties agree to use their best efforts to negotiate a replacement provision that is neither invalid, illegal nor unenforceable.

(c) Assignment. Neither party shall have the right to assign this Agreement or delegate any obligations hereunder without the prior written consent of the other party hereto.

(d) Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement of the parties with respect to its subject matter and supersede all prior agreements and understandings of the parties, oral and written, with respect to its subject matter. This Agreement may be modified only by an agreement in writing executed by all of the parties hereto.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties hereto shall have had delivered to it this Agreement duly executed by the other parties hereto.

(f) Headings. The headings in this Agreement are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(g) Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of California without giving effect to the principles of conflict of laws.

(h) Use of Other Party's Name: Confidentiality of Agreement and Terms. Neither party shall have the right to publicize this Agreement, or the relationship between the parties and/or the relationship between SGI and Mitsubishi Corporation, without the other party's prior written approval, except as provided in this Section and as may be required to comply with applicable laws and regulations. SGI agrees that MLFC may make known in promotional and technical literature that the LFC Process was developed at SGI and that Products are offered under license from SGI. In addition to the foregoing, each party agrees to keep this Agreement and its terms and conditions confidential and to not disclose the foregoing to any person other than its accountants, lawyers, financial advisers, lenders, investors, shareholders and appropriate government agencies, to whom disclosure is required, provided that any disclosure to the foregoing persons shall be limited to what is necessary and shall be accompanied with instructions to such persons that they keep this Agreement and its terms and conditions confidential.

(i) Arbitration.

(I) If a dispute arises between MLFC and SGI relating to the interpretation or performance of or non-performance under this Agreement or the grounds for the termination thereof, the parties agree to hold a meeting promptly following the request of a party, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of

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the dispute prior to pursuing other available remedies. If, within thirty (30)
days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association as in effect as of the Effective Date of this Agreement. To the extent not provided under the rules of the American Arbitration Association, the parties shall have the right of discovery as accorded to parties in civil litigation under the U. S. Federal Rules of Civil Procedure. The parties shall bear the cost of arbitration equally unless the arbitrators require the non-prevailing party to bear all or any unequal portion of the prevailing party's costs (including, without limitation, the prevailing party's reasonable attorneys fees). The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision. Decisions of the arbitrators shall be made by a majority vote. The award rendered in an arbitration commenced hereunder shall be final and conclusive and judgment thereon may be rendered in any court having jurisdiction for its enforcement.

(II) The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of or non-performance under this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason and shall apply notwithstanding compliance or non-use of the good faith resolution procedures of this Section.

(III) Notwithstanding the foregoing, in the event of any breach or threatened or imminent breach of the provisions of this Agreement intended to protect proprietary information or designed to restrict the use of intellectual or industrial property rights, the parties hereto may seek temporary or intermediate injunctive relief (and similar remedies) from a court of competent jurisdiction and without having to pursue the good faith resolution efforts of this Section. For purposes of any litigation pursuant to the foregoing sentence or for purposes of enforcing the decision of the arbitrator pursuant to this Section, SGI and MLFC hereby (i) consent to the exclusive jurisdiction of Federal and state courts located in Los Angeles, California, (ii) agree to not contest venue before such courts on grounds of forum non conveniens or otherwise, and (iii) agree that service of process may be had by mail or by any other method permitted by applicable laws and rules.

(IV) Upon written request by either party, the arbitration shall be consolidated with any other arbitration involving any dispute, claim or controversy arising out of or in relation to any of the JV Documents, or the breach, termination or invalidity thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

MLFC CORPORATION

By: /s/ Hajime Katsumura
Name: Hajime Katsumura
Title: President



SGI INTERNATIONAL

By: /s/ Joseph A. Savoca
Name: Joseph A. Savoca
Title: Chief Executive Officer, Chairman of the Board

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